EXHIBIT 10.05

BRANDING AND MARKETING AGREEMENT

This Branding and Marketing Agreement (“Agreement”), dated December [__], 2007 (the “Effective Date”), is made and entered into by and between Specialty Nutrition Group, Inc., a Florida corporation (“Contractor”), and Health Enhancement Products, Inc. an Arizona corporation (“Client”).

WHEREAS, Contractor consults on and implements strategic marketing and branding solutions; and

WHEREAS, Client wishes to engage Contractor to reposition, rebrand and repackage Clients product currently called “ProAlgazyme” (the “Product”) as more particularly described on a Statement of Work (as defined below); and

WHEREAS, Contractor wishes to reposition, rebrand and repackage ProAlgazyme  upon the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the parties agree to the foregoing and as follows:

1.

GENERAL

This Agreement represents the terms and conditions under which Contractor shall reposition, rebrand and repackage ProAlgazyme pursuant to a statement of work (“Statement of Work” or “Project”) which shall be substantially similar in form and substance to the Statement of Work attached hereto as Exhibit A.  If the Project increases or changes to include more Statements of Work, each Statement of Work entered into by the parties shall incorporate by reference the terms of this Agreement and shall be made a part hereof; provided, however, the contents of any Statement of Work shall take precedence over any conflicting provision in this Agreement solely to the extent necessary to resolve such conflict.

2.

CONTRACTOR RESPONSIBILITIES

2.1

Repositioning, Rebranding and Repackaging.

Contractor shall propose and implement the repositioning, rebranding and repackaging strategies in accordance with the terms set forth in the applicable Statement of Work.  Contractor shall design and implement the aforementioned strategy with the assistance of Client and/or such third parties as may be designated by Client.

3.

CLIENT RESPONSIBILITIES

3.1

Content and Materials.

Client shall provide all Client Materials specified in the applicable Statement of Work or as otherwise required by Contractor in order to develop the repositioning, rebranding and repackaging strategies.

4.

IMPLEMENTATION

4.1

Timetables.

Contractor shall use commercially reasonable efforts to implement the Project in accordance with the timetables agreed to by the parties and set forth in the applicable Statement of Work.  Client acknowledges that a delay by Client in performing its obligations hereunder with respect to the Project may result in delay by Contractor in meeting the milestones identified in such timetables.

5.

INTELLECTUAL PROPERTY

5.1

Client Materials.

5.1.1

Warranty; Indemnification.  Client hereby represents and warrants that it possesses all necessary rights and privileges to use and publish the Client Materials and to permit Contractor to do so.  Should any of the Client Materials become, or in Client’s opinion, be likely to become, the subject of any third-party claim for infringement of any copyright, trademark, service mark, trade name, or similar proprietary rights conferred by contract, by common law, or by any law of the United States of America or any state or foreign government (an “Infringement Claim”), Client may, at its option, but shall not be obligated to: (a) instruct Contractor to continue using the allegedly infringing materials and indemnify, defend, and hold harmless Contractor and its employees, agents, successors, and assigns from and against any and all costs, expenses or losses (including reasonable attorneys’ fees) arising from or in connection with such Infringement Claim; (b) procure, at no cost to Contractor, the right to continue to use the allegedly infringing item; or (c) replace, remove, and/or modify the allegedly infringing materials to make them non-infringing.  If Client elects not to remedy the infringement by procuring the right to continue to use or by replacing, removing, or modifying the allegedly infringing material, then Contractor may, at its sole option, immediately terminate the Statement(s) of Work and Client shall pay Contractor in full for any and all services performed up to the date of termination regardless of whether the Project is completed and shall further indemnify Contractor and its employees, agents, successors, and assigns from and against any and all costs, expenses, or losses (including reasonable attorneys’ fees) arising from or in connection with such Infringement Claim.

5.1.2

Sale of Products. Client shall indemnify, defend and reimburse Contractor for, and hold Contractor harmless from, any and all third-party claims or lawsuits and any resulting costs (including reasonable attorneys’ fees), damages, losses, consequences, awards and judgments:  (a) based on the use by Client or any third party of information or data retrieved from or produced by Contractor within the requirements of the Statement of Work;(b) for injury to any person or property attributable in whole or in part, directly or indirectly, to any sale of the Product; or (c) for any criminal or civil fines or actions, including any fines or action deriving from or relating to injury to any person or property, relating to any violation of federal, state, local or international laws or regulations relating in whole or in part, directly or indirectly, to the promotion or sale of the Product.

5.2

Contractor Materials.

5.2.1

Developed Materials.  Contractor hereby assigns, sells, and transfers ownership of all text, photos, graphics, recordings, or other materials of any kind and nature, other than Stock Materials (as defined below), originally developed by Contractor for use in the repackaging, rebranding and repositioning of the Product and specifically relating to Client (including, but not limited to, logos, photographs, or graphic representations of Client’s personnel or premises, descriptions of Client’s business practices, and other materials relating to Client’s identity in the marketplace) (“Developed Materials”), including all copyright and other intellectual property rights therein, so that Client shall own, without any restriction of any kind, all rights and benefits of use and ownership in all Developed Materials for all forms of media.  Client hereby grants to Contractor a limited right and license to use the Developed Materials solely in connection with the provision of the services by Contractor pursuant to the terms of this Agreement.

5.2.2

Stock Materials. Contractor hereby grants to Client a restricted, non-exclusive, non-transferable license to use all text, photos, graphics, recordings, or other materials of any kind and nature, other than Developed Materials (as defined above), originally developed by Contractor or licensed to Contractor for general use by Contractor in the development of branding strategies for its clients (“Stock Materials”), including, but not limited to, stock photography, buttons, backgrounds, clip art, and menu hierarchies, regardless of whether such Stock Materials are developed by or licensed to Contractor before, during, or after the provision of the services pursuant to this Agreement; provided, however, that for any Stock Materials that have been licensed to Contractor, Contractor grants the foregoing license to Client to use such licensed Stock Materials subject the restrictions, if any, of the license(s) granted to Contractor.  The license granted by Contractor shall extend solely to the use of the Stock Materials by Client in connection with the sales and marketing of the Product.  Any republication, resale, sublicensing, leasing, renting, commercial use or other use of the Stock Materials without the express written consent of Contractor is prohibited.

5.2.3

Representation, Warranty, and Indemnity.  Contractor hereby represents and warrants that it possesses all necessary rights and privileges to grant the foregoing limited licenses in the Stock Materials as set forth in this Section 5.  Should any of the foregoing become, or in Contractor’s opinion, be likely to become, the subject of any third-party infringement claim, Contractor may, at its option, but shall not be obligated to: (a) indemnify, defend, and hold harmless Client and its employees, agents, successors, and assigns from and against any and all losses arising from or in connection with such claim; (b) procure for Client, at no additional cost to Client, the right to continue to use the allegedly infringing item; or (c) replace and/or modify the allegedly infringing item to make it non-infringing.  If Contractor elects not to remedy the infringement by procuring the right to continue to use or by replacing or modifying the allegedly infringing item, then either party may immediately terminate the applicable Statement of Work and Contractor shall return the amount of any payments actually delivered by Client to Contractor thereunder.  The foregoing represents Client’s sole and complete remedy with respect to any third-party claim of infringement.

5.3

Indemnity Procedures.

An indemnified party hereunder shall promptly notify the indemnifying party of any such claim of which it becomes aware and shall:  (a) at the indemnifying party’s expense, provide reasonable cooperation to the indemnifying party in connection with the defense or settlement of any such claim; and (b) at the indemnified party’s expense, be entitled to participate in the defense of any such claim.  The indemnified party agrees that the indemnifying party shall have sole and exclusive control over the defense and settlement of any such third-party claim; provided, however, that the indemnifying party shall not acquiesce to any judgment or enter into any settlement for other than money damages for which the indemnified party shall be indemnified.

5.4

Trademark Restrictions.

Neither Client nor Contractor (as applicable, “Licensee”) shall do or suffer to be done any act or thing that would impair the rights of the other party (the “Licensor”) in the Contractor Marks or Client Marks, as applicable (“Licensor’s Marks”) or damage the reputation for quality inherent in Licensor’s Marks.  Each party acknowledges and agrees that: (a) Licensor is the exclusive owner of or controls the Licensor’s Marks, (b) the use of Licensor’s Marks by Licensee does not convey to Licensee any right, title or interest in or to Licensor’s Marks; (c) Licensee may not contest Licensor’s Marks, or register or attempt to register in any jurisdiction any of Licensor’s Marks or any confusingly similar trademark or trade name; (d) Licensee may not use Licensor’s Marks with respect to any products, services or materials not provided by Licensor, or in any way which might result in confusion as to Client, Contractor, or any third party being separate and distinct entities; and (e) Licensee’s use of Licensor’s Marks, including all goodwill associated with such use, shall inure solely to the benefit of Licensor.  Licensor warrants to and for the benefit of the Licensee that Licensor’s Marks do not infringe upon the rights of any third party including, without limitation, any rights under trademark or unfair competition law and that Licensor has all rights necessary to grant the license to use granted herein.

5.5

Ownership; No Implied Grant.

5.5.1

Ownership, No Implied Grant.  As between Contractor and Client, the parties acknowledge and agree that Contractor (or its licensors) own all right, title and in the Stock Material and Contractor’s proprietary methods and methodologies, documentation, tools, trade secrets, works of authorship and other proprietary materials that are protected by intellectual property rights held by Contractor and/or its licensors, including, but not limited to, any and all intellectual property rights and other proprietary rights embodied therein or otherwise applicable thereto.  Except as expressly set forth in this Agreement, nothing herein shall grant, or be deemed to grant to Client, any right, title, or interest in or to the any of the foregoing.

5.5.2

New Material.  Any updates, modifications, enhancements or replacements to the Stock Material including, but not limited to, all intellectual property rights embodied therein, shall be the sole and exclusive property of Contractor, whether developed by Contractor, Client or any other person.  Accordingly, all updates, modifications, enhancements and replacements to the Stock Material made by Client and all intellectual property rights embodied therein (the "New Material") shall be considered works made for hire.  If the New Material or any portion thereof is not considered a work made for hire, or if Client may be entitled to claim any other ownership interest in the New Material, Client hereby transfers, grants, conveys, assigns, and relinquishes exclusively to Contractor all of Client's worldwide right, title, and interest in and to the New Material, under patent, copyright, trade secret, trademark or other applicable law, in perpetuity or for the longest period otherwise permitted by law.  Client shall execute any documents and perform any acts that may be deemed necessary or desirable by Contractor to evidence more fully the transfer of ownership to Contractor of the New Material.  For the purposes of this Section, New Material does not include any Developed Materials.

6.

FEES AND EXPENSES

6.1

Fees.

All other fees for services to be provided by Contractor shall be set forth in the applicable Statement of Work.  Payments shall be due and payable in U.S. dollars (i) in the case of the fees to be paid during the Development Period (as defined in the Statement of Work, on the first day of the month for which work is to commence or continue and (ii) in the case of the Revenue Share (as defined in the Statement of Work), the first of the month immediately following a month in which the Product has received any revenue; and shall thereafter accrue interest, until paid, at the lesser of 1.5% per month or the maximum interest rate permitted under applicable law.

6.2

Expenses and Tax Payments.

Client shall be responsible for all taxes and assessments (excluding those on Contractor’s income or payroll) associated with the performance of services pursuant to each Statement of Work including, but not limited to, any sales or use taxes levied by any national, state, or local government or instrumentality, whether collectable by Contractor or payable directly by Client.  Client shall be solely responsible for all fees payable to third parties with which Client requests that Contractor consult (e.g., graphic design) in the course of providing the services identified in a Statement of Work.

7.

TERM AND TERMINATION

7.1

Term.

The term of this Agreement (“Term“) shall commence on the Effective Date and shall continue until the earlier to occur of:  (a) termination by a party pursuant to Section 7.2 hereof; and (b) [three (3) months] following the Effective Date, provided that either party provides to the other party written notice no less than one (3) months prior to the end of the Term of the party’s desire to have the Agreement terminate at the conclusion of such period.

7.2

Termination for Cause.

This Agreement may be terminated by either party immediately upon notice to the other if the other party:  (a) becomes or is declared bankrupt, becomes the subject of any proceeding related to its liquidation or insolvency (whether voluntary or involuntary) which is not dismissed within ninety (90) calendar days, or makes an assignment for the benefit of creditors; or (b) breaches any of its material obligations under this Agreement, which breach is not cured to the reasonable satisfaction of the non-breaching party within thirty (30) days (ten (10) business days following receipt of notice in the case of a failure to pay) following such breaching party’s receipt of written notice from the non-breaching party of the breach.

8.

REPRESENTATIONS AND WARRANTIES

Each party represents and warrants to the other party that:

(a)

such party has the full corporate right, power, and authority to enter into this Agreement and to perform the acts required of it hereunder;

(b)

the execution of this Agreement by such party, and the performance by such party of its obligations and duties hereunder, do not and will not violate any agreement to which such party is a party or by which it is otherwise bound;

(c)

when executed and delivered by such party, this Agreement will constitute the legal, valid, and binding obligation of such party, enforceable against such party in accordance with its terms; and

(d)

such party acknowledges that the other party makes no representations, warranties, or agreements related to the subject matter hereof that are not expressly provided for in this Agreement.

9.

CONFIDENTIALITY

9.1

Terms and Conditions.

The terms and conditions of this Agreement shall be considered confidential and shall not be disclosed to any third parties except to such party’s employees, agents, representatives, accountants, attorneys, and financial advisors who have reason to know such information.

9.2

Additional Obligations.

Each party acknowledges that Confidential Information may be disclosed to the other during the Term.  As used herein, “Confidential Information” means any and all information relating to or disclosed in the course of the Agreement, which is or should be reasonably understood to be confidential or proprietary to the disclosing party, including, but not limited to, programs, trade secrets, marketing data, product and business plans, and unpublished financial information.  During the Term and for a period of three (3) years following expiration or termination of this Agreement (or such shorter period that is the longest period permitted by applicable law), each party shall use the same care to prevent disclosing to third parties the Confidential Information of the other party as it employs to avoid disclosure, publication, or dissemination of its own information of a similar nature, but in no event less than a reasonable standard of care; provided, however, that with respect to any Confidential Information that is a trade secret of the disclosing party, the obligation to maintain the confidentiality of such information shall continue for so long as such information constitutes a trade secret.  Except as contemplated by this Agreement, neither party shall make any use of the other party’s Confidential Information or refuse to promptly return, provide a copy of, or destroy the other party’s Confidential Information upon request of the other party.  The receiving party shall immediately notify the disclosing party upon gaining knowledge of any disclosure, loss, or use of the disclosing party’s Confidential Information in violation of this Agreement.  Notwithstanding the foregoing, this limitation shall not apply to any information that the receiving party can demonstrate:  (a) was in the public domain at the time of disclosure to it; (b) was published or otherwise became a part of the public domain, after disclosure to the receiving party, through no fault of its own; (c) was in the possession of the receiving party at the time of disclosure to it from a third party who had a lawful right to such information and disclosed such information to it, without a breach of duty owed to the disclosing party; or (d) was independently developed by the receiving party without reference to Confidential Information of the disclosing party.

10.

REMEDIES AND LIMITATION OF LIABILITY

10.1

Limitation of Liability.

THE AGGREGATE LIABILITY OF EACH PARTY AND THEIR RESPECTIVE AFFILIATES (WHETHER IN CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY IN TORT, OR BY STATUTE OR OTHERWISE) RELATING TO THE SUBJECT MATTER HEREOF SHALL NOT EXCEED THE TOTAL FEES PAID TO TEKGROUP BY CLIENT FOR THE PROJECT THAT IS THE CAUSE OF SUCH LIABILITY.  NEITHER PARTY SHALL HAVE ANY LIABILITY WITH RESPECT TO ITS OBLIGATIONS UNDER THIS AGREEMENT FOR SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR EXEMPLARY DAMAGES, WHETHER IN CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY IN TORT, OR BY STATUTE OR OTHERWISE, AND WHETHER OR NOT THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.2

Disclaimer of Warranties.

EXCEPT AS SPECIFICALLY STATED HEREIN, THE PARTIES HERETO DO NOT MAKE, AND HEREBY EXPRESSLY DISCLAIM, ANY EXPRESS OR IMPLIED WARRANTIES OR CONDITIONS WITH RESPECT TO THE SERVICES PROVIDED UNDER THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

10.3

Exclusions from Limitation of Liability.

Notwithstanding anything contained herein to the contrary, the limitations of liability contained in this Section shall not apply to:  (a) damages arising out of or relating to a party’s failure to comply with its confidentiality obligations; and (b) either party’s indemnification obligations.

11.

DEFINITIONS; INTERPRETATION

11.1

Definitions.

Capitalized terms used herein without definition shall have the meanings ascribed to them or referred to below:

(a)

“Affiliate” of an entity shall means any entity directly or indirectly controlling, controlled by, or under common control with such entity, where “control” shall mean the legal, beneficial, or equitable ownership, directly or indirectly, of more that fifty percent (50%) of the aggregate of all voting equity interests in such entity.

(b)

“Confidential Information” shall have the meaning set forth in Section 9.2.

(c)

“Client” shall have the meaning set forth in the introductory paragraph.

(d)

“Client Marks” shall mean the trademarks, trade names, service marks, logos, graphics, and other identifying material of Client, its Affiliates and licensors.

(e)

“Client Materials” shall have the meaning set forth in Section.

(f)

“Developed Materials” shall have the meaning set forth in Section 5.2.1.

(g)

“Effective Date” shall have the meaning set forth in introductory paragraph.

(h)

“Infringement Claim” shall have the meaning set forth in Section 5.1.1.

(i)

“Licensee” shall have the meaning set forth in Section 5.4.

(j)

“Licensor” shall have the meaning set forth in Section 5.4.

(k)

“Licensor’s Marks” shall have the meaning set forth in Section 5.4.

(l)

 “New Material” shall have the meaning set forth in Section 5.5.

(m)

 “Programming” shall have the meaning set forth in Section.

(n)

“Project” shall have the meaning set forth in Section 1.

(o)

 “Statement of Work” shall have the meaning set forth in Section 1.

(p)

“Stock Materials” shall have the meaning set forth in Section 5.2.2.

(q)

“Contractor” shall have the meaning set forth in the introductory paragraph.

(r)

“Contractor Marks” shall mean the trademarks, trade names, service marks, logos, graphics and other identifying material of Contractor or its Affiliates and licensors.

(s)

“Term” shall have the meaning set forth in Section 7.1.

11.2

Headings, Sections.

The headings of the sections, schedules, and exhibits of this Agreement are provided for convenience of reference only and shall not be deemed to constitute a part hereof.

12.

MISCELLANEOUS

12.1

Assignment; Subcontracting.

Neither party shall assign this Agreement, or any right, interest, or benefit under this Agreement, without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that either party may assign this Agreement, without the need to obtain consent of the other party, to an Affiliate of such party or to a successor in interest to substantially all of the business of that party to which this Agreement relates.  Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. Contractor may subcontract or delegate the performance of its duties and obligations hereunder, or any part thereof, to one or more third parties.

12.2

Governing Law and Forum.

This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the internal laws of Florida without regard to conflict of law principles.  Any claims or actions arising out of or in connection with this Agreement may be brought only in the State or Federal courts located in Miami-Dade County, Florida and both parties hereby consent to the personal jurisdiction of such courts.

12.3

Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

12.4

Entire Agreement.

This Agreement, including all schedules, exhibits, and attachments hereto, shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall be deemed to merge and supercede all prior and contemporaneous agreements, communications and understandings (both written and oral).  This Agreement may not be modified except by a written agreement signed on behalf of Contractor and Client by their respective duly authorized representatives.

12.5

Force Majeure/Interruption.

Neither party shall be liable for any failure to perform any of its obligations under this Agreement (except payment obligations) due to unforeseen circumstances or causes beyond the party’s reasonable control, including without limitation, acts of God, riot, embargoes, acts of governmental authorities, fire, earthquake, flood, accident, strikes, or inability to secure transmission facilities.

12.6

Further Assurances.

Each party shall take such action (including, but not limited to, the execution, acknowledgment and delivery of documents) as may reasonably be requested by any other party for the implementation or continuing performance of this Agreement.

12.7

No Waiver.

No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.

12.8

Notice.

All notices, authorizations, and requests in connection with this Agreement shall be deemed given (a) three days after being deposited in the U.S. mail, postage prepaid, certified or registered, return receipt requested; or (b) one day after being sent by air express courier, charges prepaid; and addressed to the address for the receiving party set forth above (or to such other address as the party to receive the notice or request so designates by written notice to the other).

12.9

Publicity.

All press releases, publicity, marketing or sales materials, or other materials developed by or on behalf of either party that refer to this Agreement or use the name or trademark of the other party shall be subject to prior review and approval by such other party except that either party shall have the right, subject to Section 9.1 hereof, to make accurate factual reference to the existence of a relationship with the other party without specific authorization from the other party.

12.10

Relationship of Parties.

The parties are and intend to be independent contractors with respect to the services contemplated hereunder and nothing in this Agreement shall be construed to create a partnership, joint venture or employer-employee relationship.  Client shall not make any statement or take any position that contradicts anything in this Section.

12.11

Severability.

Whenever possible, each provision of this Agreement shall be construed and interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application thereof to any party or circumstance shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition without invalidating the remainder of such provision or any other provision of this Agreement or the application of such provision to other parties or circumstances.

12.12

Survival.

Sections 5.1.1, 5.1.2, 5.2.3, 5.3, 5.4, 5.5 6, 7, 10and 2 shall survive the termination or expiration of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this [__]Agreement as of the Effective Date.

Health Enhancement Products, Inc.	Specialty Nutrition Group, Inc.

By: _________________________________	By: ___________________________________
Name: _______________________________	Name: _________________________________
Title: ________________________________	Title: __________________________________

Exhibit A

Statement of Work

1.

Project Name: ProAlgazyme

2.

Fees

During the Development Period, a fee of $20,000 per month payable in advance in accordance with Section 6 of the Branding and Marketing Agreement.

After the Development Period,  5% of gross revenues collected from the sales of the Product in perpetuity (the “Revenue Share”).

“Development Period”  is the period expected to be approximately the initial 3-month period of from the Effective Date.

3.

Project Description

During the Development Period, Contractor agrees to perform the following functions on behalf of the Client’s Product:

1.

Conduct a comprehensive assessment of the competitive market;

2.

Determine relevant and allowable consumer claims for use in packaging and advertising;

3.

Create a new brand positioning, including a proposed new brand name;

4.

Assess the full product economics across the practical range of delivery forms (glass, plastic, smaller and bigger bottle configurations);

5.

Write a “brand brief” based on the above;

6.

Work with an outside design agency to create packaging that delivers on the brand positioning;

7.

Assess channel strategy with an emphasis on Multi-Level Marketing (“MLM”), and identify potential partners in the middle size tier of that channel, where the product would get the attention of the organization;

8.

Create a PowerPoint presentation for potential retail and MLM channel partners, that tells the new brand story in a visually exciting way; and

9.

Write copy for the company’s product website that incorporates the new product positioning and brand name.

By signing below, both Parties agree to be bound by the provisions of this Statement of Work, which is hereby made a part of, the Branding and Marketing Agreement dated [___], 2007.

Health Enhancement Products, Inc.

Specialty Nutrition Group, Inc.

_____________________________

______________________________

Signature

Signature

_____________________________

______________________________

Name

Name

_____________________________

______________________________

Title

Title

Client Tax ID Number: _______________________________